Exhibit 99

Masco Corporation Names Richard Westenberg as

Vice President, Chief Financial Officer

LIVONIA, Mich. (September 21, 2023) - Masco Corporation (NYSE: MAS), one of the world’s leading manufacturers of branded home improvement and building products, today announced the election of Richard (Rick) Westenberg as Vice President, Chief Financial Officer, effective October 16, 2023.

Mr. Westenberg is a seasoned executive who brings to Masco over 25 years of experience, including nearly 15 years leading global finance organizations. Most recently, he served as Vice President and Chief Financial Officer of General Motors North America, overseeing the financial management and financial performance of this approximately $125 billion segment, and leading a team across the U.S., Canada and Mexico.

Prior to that, he served as Vice President, Finance and Chief Financial Officer of SAIC-General Motors, GM’s approximately $30 billion joint venture in China, with responsibility as a member of the executive committee for the key operational and strategic decisions of the joint venture. He held roles of increasing responsibility during his tenure at GM, including as the Corporate Treasurer and head of Corporate Financial Planning and Analysis. In addition to his extensive experience, Mr. Westenberg earned an M.B.A. from the University of Chicago, Booth School of Business, a Bachelor of Business Administration from the University of Notre Dame and was a Certified Public Accountant.

“I am very pleased to welcome Rick to Masco’s leadership team,” said Keith Allman, Masco President and Chief Executive Officer. “Rick is a strategic, accomplished leader with extensive financial and operational experience. His demonstrated excellence in leading diverse international teams and driving results in a global manufacturing business will be extraordinarily valuable to us as we continue to build upon our strong financial and operational foundation and deliver long-term value for our shareholders.”

About Masco

Headquartered in Livonia, Michigan, Masco Corporation is a global leader in the design, manufacture and distribution of branded home improvement and building products. Our portfolio of industry-leading brands includes Behr® paint; Delta® and hansgrohe® faucets, bath and shower fixtures; Kichler® decorative and outdoor lighting; and HotSpring® spas. We leverage our powerful brands across product categories, sales channels and geographies to create value for our customers and shareholders. For more information about Masco Corporation, visit www.masco.com.

Investor Relations Contact

David Chaika

Vice President, Treasurer and Investor Relations
313.792.5500
david_chaika@mascohq.com

Media Contact

Sue Sabo

Director, Corporate Communications

313.792.6226

sue_sabo@mascohq.com